CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS FIRST QUARTER 2020 RESULTS
BLOOMFIELD HILLS, Michigan, April 30, 2020 - TriMas (NASDAQ: TRS) today announced financial results for the first quarter ended March 31, 2020.
TriMas Highlights

•	Increased first quarter net sales by 5.4%, driven by acquisitions and solid organic growth in TriMas' Packaging group

•	Delivered first quarter diluted EPS from continuing operations of $0.30, while adjusted diluted EPS from continuing operations(1) was $0.34

•
Completed the acquisitions of RSA Engineered Products, a manufacturer of complex, highly-engineered products used in aerospace and defense applications, on February 27, 2020, and Rapak, a provider of bag-in-box packaging product lines, on April 17, 2020

•	Repurchased approximately 2.8% of its outstanding common stock during first quarter 2020
"Before we discuss our first quarter financial results, I would like to address the current global crisis resulting from the COVID-19 pandemic," said Thomas Amato, TriMas President and Chief Executive Officer. "First and foremost, we are focused on providing a safe working environment for our employees, as they continue to diligently serve our customers in this challenging environment. Our leadership team is closely monitoring daily developments and managing our activities and responses, adjusting work rules and processes to align with regional and national governmental guidance. Virtually all TriMas manufacturing locations globally have been deemed essential businesses and continue to operate in support of our customers, communities and employees."
"In late January, we began experiencing some headwinds associated with the outbreak of COVID-19. Our facilities experienced varying degrees of production inefficiencies, whether due to temporary idling of production, reduced staffing levels, increased absenteeism or lower efficiency due to social distancing and other proactive protective measures taken to ensure the safety of our employees. Despite these challenges, we were able to achieve a first quarter sales growth rate of 5.4%, and adjusted diluted EPS from continuing operations(1) of $0.34. As we move forward through the second quarter of 2020, we expect the impacts of COVID-19 on certain of our end markets will become more severe, most notably in our Aerospace and Specialty Products segments."
"TriMas is a company that provides innovative product solutions into a diverse set of end markets, and we expect this diversity will help us navigate through these unprecedented times. We serve several end markets where demand is robust. For example, TriMas’ Packaging group manufactures dispensers and closures that are used in applications that help fight the spread of germs, improve personal hygiene, and advance home and industrial cleaning, as well as food and beverage, pharmaceutical and nutraceutical applications. In addition, our Specialty Products group supplies steel cylinders that are used for compressed gases in medical oxygen applications, where we have seen a meaningful uptick in orders during the first quarter. However, we also serve some end markets which are more challenged, or that we expect to become more challenged, such as commercial aerospace, oil & gas, and certain applications that ultimately are sold into the restaurant or retail end markets."
"Due to the COVID-19 pandemic and the resulting demand, operational and economic uncertainty caused by it, TriMas is withdrawing its guidance for full year 2020 as we are unable to forecast the impact of this crisis on certain of our businesses with any precision. Across our portfolio, we are managing production capacity to prevailing demand conditions and are taking steps to realign costs for volume shortfalls. We are approaching the uncertainty for the rest of 2020 from a position of strength given our strong balance sheet, ample liquidity and no near-term debt maturities."
"As we move forward, we are even more convinced the steps we took over the past few years to strengthen our balance sheet and de-emphasize certain end markets better position TriMas to manage through this uncertain period. While we, like other companies, are facing unprecedented challenges, we are continuing to monitor the situation carefully to ensure safety, minimize risk, avoid supply chain disruptions and provide continuity of supply to our customers. Despite any potential nearer-term impacts, we remain confident that we will navigate through this crisis and TriMas will become even stronger as a result," Amato concluded.
First Quarter 2020
TriMas reported first quarter net sales of $182.8 million, an increase of 5.4% compared to $173.4 million in first quarter 2019, as organic and acquisition-related sales growth was partially offset by the impact of unfavorable currency exchange. The Company reported operating profit of $19.8 million in first quarter 2020, flat compared to $19.8 million in first quarter 2019. Adjusting for Special Items(1) primarily related to transaction diligence, restructuring and purchase accounting costs, first quarter 2020 adjusted operating profit was $22.0 million, compared to $22.4 million in the prior year period, as the impact of higher sales was more than offset by a less favorable product sales mix, production inefficiencies, and higher non-cash depreciation and stock compensation expenses.

The Company reported first quarter 2020 income from continuing operations of $13.1 million, or $0.30 per diluted share, compared to $14.6 million, or $0.32 per diluted share, in first quarter 2019. First quarter 2020 adjusted income from continuing operations(1) was $15.1 million, or $0.34 per diluted share, compared to $16.6 million, or $0.36 per diluted share, in the prior year period.
Financial Position
TriMas ended first quarter 2020 with $337.3 million of cash and aggregate availability under its revolving credit facility, $206.1 million of cash on hand and a leverage ratio of 2.2x as defined in the Company's credit agreement. TriMas reported total debt of $445.0 million as of March 31, 2020, compared to $293.8 million as of March 31, 2019, as the Company proactively drew $150 million on its revolving credit facility in light of the uncertainty surrounding the impacts of COVID-19 and as a precautionary measure against any potential credit market tightening. The Company intends to maintain a significant amount of cash on its balance sheet as it navigates through this crisis period. The Company ended the quarter with Net Debt(2) of $238.9 million, an increase of $29.4 million compared to $209.5 million as of March 31, 2019, as a result of the use of cash for share repurchases and acquisitions, net of cash generated from operations and proceeds from the sale of Lamons.
The Company reported net cash provided by operating activities from continuing operations of $3.4 million for first quarter 2020, compared to $15.1 million in first quarter 2019. As a result, the Company reported Free Cash Flow(3) of $1.8 million for first quarter 2020 as expected, compared to $10.0 million in first quarter 2019. Please see Appendix I for further details.
During the first quarter 2020, the Company purchased 1,253,650 shares, or approximately 2.8% of its outstanding common stock, for $31.6 million. As previously announced in March, TriMas' Board of Directors authorized an increase in the Company's share repurchase program, enabling the Company to purchase up to $250 million of its outstanding common stock. As of March 31, 2020, $169.5 million remained available under the repurchase authorization. In March 2020, the Company suspended share buybacks to further conserve cash in light of uncertainties related to COVID-19.
First Quarter Segment Results - From Continuing Operations
Packaging (Approximately 55% of TriMas March 31, 2020 LTM sales)
TriMas' Packaging segment, which consists primarily of the Rieke®, Taplast™ and now Rapak® (as of April 17, 2020) brands, develops and manufactures specialty dispensing and closure products for the beauty and personal care, home care, food and beverage, pharmaceutical and nutraceutical, and industrial end markets. Net sales for the first quarter increased 12.6% compared to the year ago period, primarily as a result of acquisition-related sales and higher demand for products sold into applications that help fight the spread of germs, as well as increased sales of products for food and beverage, and industrial applications, due in part to higher sanitizer and janitorial cleaning product demand. These increases were partially offset by the impact of unfavorable currency exchange of $1.0 million. First quarter operating profit was relatively flat and the related operating margin declined, as the impact of higher sales was offset by a less favorable product sales mix, as well as production inefficiencies related to the impact of the COVID-19 pandemic on production planning and operations. In April, the Company also completed its previously announced acquisition of Rapak, a designer and manufacturer of bag-in-box product lines and related filling equipment used primarily in dairy, soda, smoothie and wine applications.
Aerospace (Approximately 27% of TriMas March 31, 2020 LTM sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™, RSA Engineered Products™ (RSA) and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined components to serve the aerospace, including military and defense, end market. Net sales for the first quarter increased 7.3% compared to the year ago period, primarily due to the acquisition of RSA in February 2020 and solid demand for fastener products, partially offset by a decrease in sales of existing machined components products. First quarter operating profit decreased as the impact of higher sales was more than offset by a less favorable product sales mix, as well as lower production efficiencies due to the impacts of the COVID-19 pandemic on operations. First quarter adjusted operating profit was relatively flat and the related margin percentage decreased.
Specialty Products (Approximately 18% of TriMas March 31, 2020 LTM sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™ and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders and wellhead engines and compressor systems, for use within the welding and HVAC, medical, military, industrial, and oil and gas end markets. First quarter net sales decreased 13.2% compared to the year ago period, as a result of lower sales of products for the oil and gas end market, and lower steel cylinder demand in the construction and HVAC end markets. First quarter operating profit and the related margin percentage decreased, as a result of the impact of lower sales and the related lower fixed cost absorption.
Discontinued Operations
On December 20, 2019, the Company completed the sale of its Lamons business, a provider of sealing products for the oil and gas, and petrochemical end markets, with annual revenues of approximately $180 million. The results of operations of Lamons, which were previously reported in the Specialty Products segment, as well as the one-time costs incurred in connection with the sale, are included in discontinued operations for all periods presented.
2020 Modification to Reporting Segments
Effective with the first quarter of 2020, the Company began reporting its Martinic Engineering business in the Aerospace segment. This operation was previously reported in the Specialty Products segment.
Outlook
Due to the COVID-19 pandemic and the resulting economic uncertainty, TriMas is withdrawing its full year guidance for 2020, which was previously provided on February 27, 2020.
"While the current environment presents us with uncertainties and challenges, our longer-term growth strategy remains consistent. We believe TriMas is well positioned financially and strategically, and we are confident our TriMas Business Model, strong brands and innovative product solutions, talented and dedicated employees, and relentless commitment to cash conversion position us well for the long term," Amato added.
Conference Call Information
TriMas will host its first quarter 2020 earnings conference call today, Thursday, April 30, 2020, at 10 a.m. ET. The call-in number is (888) 204-4368. Participants should request to be connected to the TriMas first quarter 2020 earnings conference call (Confirmation Code 1717727). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 1717727) beginning April 30, 2020 at 3 p.m. ET through May 7, 2020 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, but not limited to, the impact of tariffs, quotas and surcharges; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the First Quarter 2020 report on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, adjusted to remove the impact of Special Items, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)	The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(3) The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities from Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
About TriMas
TriMas is a global manufacturer and provider of products for customers primarily in the consumer products, aerospace and industrial end markets, with approximately 3,500 dedicated employees in 11 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the end markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	March 31, 2020	December 31, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$206,110	$172,470
Receivables, net	122,580	108,860
Inventories	140,420	132,660
Prepaid expenses and other current assets	16,230	20,050
Total current assets	485,340	434,040
Property and equipment, net	208,440	214,330
Operating lease right-of-use assets	29,490	27,850
Goodwill	375,670	334,640
Other intangibles, net	193,260	161,390
Deferred income taxes	3,630	500
Other assets	24,590	19,950
Total assets	$1,320,420	$1,192,700
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$—
Accounts payable	59,460	72,670
Accrued liabilities	39,660	42,020
Operating lease liabilities, current portion	5,380	5,100
Total current liabilities	104,500	119,790
Long-term debt, net	444,980	294,690
Operating lease liabilities	24,440	23,100
Deferred income taxes	32,820	16,830
Other long-term liabilities	38,220	40,810
Total liabilities	644,960	495,220
Total shareholders' equity	675,460	697,480
Total liabilities and shareholders' equity	$1,320,420	$1,192,700

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2020	2019
Net sales	$182,790	$173,370
Cost of sales	(136,420)	(126,580)
Gross profit	46,370	46,790
Selling, general and administrative expenses	(26,540)	(26,990)
Operating profit	19,830	19,800
Other expense, net:
Interest expense	(3,580)	(3,440)
Other expense, net	(80)	(570)
Other expense, net	(3,660)	(4,010)
Income before income tax expense	16,170	15,790
Income tax expense	(3,050)	(1,240)
Income from continuing operations	13,120	14,550
Income from discontinued operations, net of tax	—	4,540
Net income	$13,120	$19,090
Basic earnings per share:
Continuing operations	$0.30	$0.32
Discontinued operations	—	0.10
Net income per share	$0.30	$0.42
Weighted average common shares—basic	44,201,053	45,578,815
Diluted earnings per share:
Continuing operations	$0.30	$0.32
Discontinued operations	—	0.10
Net income per share	$0.30	$0.42
Weighted average common shares—diluted	44,470,472	45,992,182

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net income	$13,120	$19,090
Income from discontinued operations	—	4,540
Income from continuing operations	13,120	14,550
Adjustments to reconcile income from continuing operations to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of assets	50	10
Bargain purchase gain	—	—
Depreciation	6,660	5,690
Amortization of intangible assets	4,850	4,630
Amortization of debt issue costs	290	280
Deferred income taxes	2,570	2,210
Non-cash compensation expense	1,940	1,320
Increase in receivables	(10,610)	(4,530)
Increase in inventories	(110)	(420)
Increase in prepaid expenses and other assets	(110)	(860)
Decrease in accounts payable and accrued liabilities	(14,780)	(7,980)
Other operating activities	(470)	150
Net cash provided by operating activities of continuing operations	3,400	15,050
Net cash used for operating activities of discontinued operations	—	(6,970)
Net cash provided by operating activities, net of acquisition impact	3,400	8,080
Cash Flows from Investing Activities:
Capital expenditures	(3,930)	(6,230)
Acquisition of businesses, net of cash acquired	(84,270)	(22,270)
Net proceeds from disposition of business, property and equipment	1,880	—
Net cash used for investing activities of continuing operations	(86,320)	(28,500)
Net cash used for investing activities of discontinued operations	—	(410)
Net cash used for investing activities	(86,320)	(28,910)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	198,290	26,250
Repayments of borrowings on revolving credit facilities	(48,330)	(25,870)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(1,830)	(2,620)
Payments to purchase common stock	(31,570)	(670)
Net cash provided by (used for) financing activities of continuing operations	116,560	(2,910)
Net cash provided by financing activities of discontinued operations	—	—
Net cash provided by (used for) financing activities	116,560	(2,910)
Cash and Cash Equivalents:
Increase (decrease) for the period	33,640	(23,740)
At beginning of period	172,470	108,150
At end of period	$206,110	$84,410
Supplemental disclosure of cash flow information:
Cash paid for interest	$370	$300
Cash paid for taxes	$1,850	$1,870

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2020	2019
Packaging
Net sales	$100,050	$88,840
Operating profit	$18,280	$17,640
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	1,020
Business restructuring and severance costs	320	—
Adjusted operating profit	$18,600	$18,660

Aerospace
Net sales	$48,920	$45,580
Operating profit	$5,080	$5,810
Special Items to consider in evaluating operating profit:
Purchase accounting costs	510	—
Business restructuring and severance costs	500	440
Adjusted operating profit	$6,090	$6,250

Specialty Products
Net sales	$33,820	$38,950
Operating profit	$3,430	$4,700

Corporate Expenses
Operating loss	$(6,960)	$(8,350)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	810	1,120
Adjusted operating loss	$(6,150)	$(7,230)

Total Company
Net sales	$182,790	$173,370
Operating profit	$19,830	$19,800
Total Special Items to consider in evaluating operating profit	2,140	2,580
Adjusted operating profit	$21,970	$22,380

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2020	2019
Income from continuing operations, as reported	$13,120	$14,550
Special Items to consider in evaluating quality of income from continuing operations:
M&A diligence and transaction costs	1,110	1,120
Purchase accounting costs	510	1,020
Business restructuring and severance costs	820	440
Income tax effect of Special Items(1)	(460)	(560)
Adjusted income from continuing operations	$15,100	$16,570

	Three months ended March 31,
	2020	2019
Diluted earnings per share from continuing operations, as reported	$0.30	$0.32
Special Items to consider in evaluating quality of EPS from continuing operations:
M&A diligence and transaction costs	0.02	0.02
Purchase accounting costs	0.01	0.02
Business restructuring and severance costs	0.02	0.01
Income tax effect of Special Items(1)	(0.01)	(0.01)
Adjusted diluted EPS from continuing operations	$0.34	$0.36
Weighted-average shares outstanding	44,470,472	45,992,182
(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three month periods ended March 31, 2020 and 2019, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2020			2019
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities from continuing operations	$3,400	$2,290	$5,690	$15,050	$1,130	$16,180
Less: Capital expenditures	(3,930)	—	(3,930)	(6,230)	—	(6,230)
Free Cash Flow	(530)	2,290	1,760	8,820	1,130	9,950
Income from continuing operations	13,120	1,980	15,100	14,550	2,020	16,570
Free Cash Flow as a percentage of income from continuing operations	(4)%		12%	61%		60%

	March 31, 2020	December 31, 2019	March 31, 2019
Current maturities, long-term debt	$—	$—	$90
Long-term debt, net	444,980	294,690	293,840
Total Debt	444,980	294,690	293,930
Less: Cash and cash equivalents	206,110	172,470	84,410
Net Debt	$238,870	$122,220	$209,520